EXHIBIT 19

CORPORATE POLICY 604A: PROHIBITION ON INSIDER TRADING

Version: 2.0	Effective Date: 08/03/2005	Last Updated: 12/13/2024
Sponsoring Division: Legal Division
Policy Contact:	Contact Email
Purpose
This Policy governs transactions in (1) Pfizer securities while in possession of material nonpublic information (or MNPI) relating to Pfizer and (2) the securities of any other publicly-traded company with which Pfizer has an existing or potential business relationship while in possession of MNPI regarding that company that was obtained in the course of employment with Pfizer or the performance of services on Pfizer’s behalf.
While this Policy focuses on trading by individuals and entities with relationships to Pfizer, Pfizer also seeks to comply with all applicable laws when Pfizer transacts in its own securities. Pfizer strives to avoid engaging in transactions in respect of Pfizer securities, or adopting any securities repurchase plans, when it is in possession of MNPI concerning itself, other than in compliance with applicable law.
Information is generally considered material if there is a substantial likelihood that a reasonable investor would consider it important in determining whether or not to buy, sell or hold a company’s stock. Any information, whether positive or negative, for which there exists a substantial likelihood that a reasonable investor would view the information as significantly altering the total mix of disclosed information is typically considered material. With respect to contingent or speculative events, a materiality assessment requires balancing the probability that the event will occur and the anticipated magnitude of the event. (See “Glossary” below for a definition of “material” information.) Further, information is “nonpublic” until it has been adequately disseminated to the public and the public has had time to absorb the information. Generally, information should not be considered public until one full trading day has elapsed after it is disseminated. (See the Glossary below for a definition of “nonpublic” information.) A matter that is not material to Pfizer may be material to a company with which Pfizer has an existing or potential business relationship, such as an alliance partner, customer, supplier or potential acquisition or collaboration candidate (such a company, an “Other Relevant Company” and collectively, “Other Relevant Companies”). Please also refer to Corporate Policy 401 - Global Safeguarding Sensitive Information Policy, for a discussion of what constitutes “sensitive information” and guidance on the appropriate classification of materials.
Federal securities laws restrict trading on the basis of MNPI. Violators of insider trading laws are subject to potential imprisonment, criminal fines, civil penalties and civil enforcement. Pfizer takes seriously its obligation to prevent insider trading violations. In light of the severity of the possible sanctions, Pfizer has established this Policy to assist colleagues in complying with the law. This Policy is not intended to replace the individual responsibility to understand and comply with legal prohibitions on insider trading.
Scope
This Policy applies to all Colleagues, Directors and Contracted Resources globally (collectively “Insiders”) as well as their spouses and minor children, anyone who lives in a household with or is financially dependent on, and any entity controlled by, a colleague, Director or Contracted Resource (collectively “Affiliated Persons”). For purposes of this Policy, “transactions” and “trading” include gifts of securities, such as gifts to trusts for estate planning purposes, as well as donations to a charitable organization.
Raising Concerns: If you believe that trading in the securities of Pfizer or of another company in violation of this Policy may have taken place, you must immediately report the incident in accordance with the Blue Book and Corporate Policy 201 – Integrity, Compliance Reporting Obligations and No Retaliation Policy. Reporting

channels may vary by market and its local privacy laws. Questions regarding this Policy should be directed to any attorney in the Corporate Governance Department.
Non-compliance: You must comply with this Policy. Failure to comply with this Policy can result in disciplinary consequences, up to and including termination.
Guiding Principles
These Guiding Principles should always be followed when considering transactions in the securities of Pfizer or Other Relevant Companies:

Act with Integrity
Insiders should always act with integrity
Insider must not disclose MNPI to anyone outside of Pfizer, including Affiliated Persons, friends, anyone acting on the Insider’s behalf, analysts, investors, members of the investment community or news media other than in accordance with Pfizer policy. Please also refer to Corporate Policy 604B – Treatment and Disclosure of Material Nonpublic Information – Regulation Fair Disclosure.

Ensure Legitimate Purpose
Insiders should transact only as permitted by this Policy
In general, Insiders can only trade when they are not in possession of MNPI and are not subject to a special blackout (as discussed below). Covered Persons (as defined in the Glossary) are also required to limit their trades to Open Window Periods (as discussed below) and are required to obtain pre-clearance from Pfizer prior to trading, even during Open Window Periods.
Prior to any trades, MNPI must be adequately disseminated and absorbed by the marketplace and will not be considered public until one full trading day has elapsed following its public disclosure.

Policy
Prohibition on Transacting in Securities While in Possession of Material Nonpublic Information
Pfizer’s MNPI must always be handled in an appropriate manner. Pfizer’s policy is that Insiders must not:
•Trade, directly or indirectly, in Pfizer securities while aware of MNPI relating to the Company or advise anyone else to do so.
•Trade, directly or indirectly in the securities of any Other Relevant Company or advise anyone else to do so, while in possession of MNPI relating to that company that was obtained in the course of employment with Pfizer or the performance of services on Pfizer’s behalf.
•Directly or indirectly provide to anyone who may trade while aware of such information (“tip”) MNPI relating to Pfizer or MNPI relating to any Other Relevant Company that was obtained in the course of employment with Pfizer or the performance of services on Pfizer’s behalf.
This Policy relates not only to Pfizer’s common stock but also to any other securities issued by Pfizer, as well as any derivative securities, such as hedging transactions, short-sales, options, swaps or other securities that derive value by reference to securities issued by Pfizer. Transactions subject to this Policy include bona fide gifts, and references in this Policy to “trade,” “trading,” “transact,” “transactions,” and “transacting” include the gifting of securities.
All Insiders have a duty to maintain the confidentiality of all nonpublic information relating to Pfizer or relating to Other Relevant Companies and obtained through an existing or potential relationship with Pfizer. As such, disclosure of any MNPI to anyone outside the Company except as otherwise permitted in accordance with Corporate Policy 401 - Global Safeguarding Sensitive Information Policy and Corporate Policy 604B – Treatment and Disclosure of Material Nonpublic Information- Regulation Fair Disclosure, is prohibited.
Please also refer to Corporate Policy 401 concerning the obligation of Colleagues to safeguard all proprietary/confidential information, regardless of its materiality.

Prohibited Transactions
Some common transactions in Pfizer securities that are prohibited while an Insider is aware of MNPI relating to the Company include:
•Purchases and sales of Pfizer securities, including the sale of shares received upon the exercise of employee stock options or upon the vesting of equity awards under Company compensation plans.
•Transferring existing balances into or out of, or making withdrawals from, the Pfizer stock fund and Pfizer stock unit fund under the Savings Plan, Supplemental Savings Plan and Deferred Compensation Plan, as applicable. (This prohibition does not apply to transfers or withdrawals involving existing balances in funds other than the Pfizer stock fund and the Pfizer stock unit fund.) In addition, you may not make any change that affects the amount of your contributions or the Company matching contributions to those funds.
•Voluntary cash investments (starting, ceasing or changing participation levels) under the Computershare Investment Program (formerly, Pfizer’s Shareholder Investment Program.)
•Engaging in “hedging” transactions directly relating to Pfizer securities (e.g., options, puts, calls, straddles, collars, forwards, swaps, short-sales or other securities whose value is derived by reference to securities issued by Pfizer). Please refer to Corporate Policy 605 - Trading in Pfizer Stock Derivatives concerning trading in Pfizer derivative securities.
Permitted Transactions
Some common transactions in Pfizer securities that are permitted while an Insider is aware of MNPI relating to the Company include:
•The exercise of employee stock options using cash, if the shares received upon exercise are retained by the Insider.
•Regular, periodic employee contributions and Company matching contributions to the Pfizer stock fund under the Savings Plan or the Pfizer stock unit fund under the Supplemental Savings Plan. Insiders, however, may not make any change that affects the amount of their contributions or the Company matching contributions to those funds while in possession of MNPI relating to Pfizer.
•The reinvestment of dividends under the Computershare Investment Program (formerly, Pfizer’s Shareholder Investment Program) if the reinvestment election was made prior to becoming aware of the MNPI relating to Pfizer.
Event-Specific Restricted Trading Periods (Special Blackouts)
From time-to-time, the Company may decide to impose an event-specific restricted trading period (or “special blackout”) on those who are aware of particular information that the Company determines may be considered MNPI. A special blackout may be imposed with respect to transactions in Pfizer securities or the securities of an Other Relevant Company and may be in connection with potential acquisitions, financial developments, clinical trial results, anticipated positive or negative public announcements or other material developments. If you are subject to a special blackout, you may not trade in Pfizer securities (or the securities of particular Other Relevant Company, if applicable) until you are notified that the special blackout has been lifted.
The existence of a special blackout will not be generally announced. You will be notified if you are subject to a special blackout. Any person made aware of a special blackout should not disclose the existence of the blackout to anyone else. Even if you have not received notice of a special blackout or have received notice indicating a previous special blackout has been lifted, you could still possess MNPI relating to Pfizer. If you have MNPI relating to Pfizer, you are prohibited from trading regardless of whether or not you are currently under the restrictions of a special blackout.
Post-Termination Trading
Insiders who are aware of MNPI relating to Pfizer when their employment or service relationship terminates may not trade in Pfizer securities until that information has become public or is no longer material.

Covered Persons
Covered Persons (as defined in the Glossary) are Insiders who are subject to additional requirements under this Policy. These additional requirements include making all trades within Open Window Periods (as defined below) and obtaining pre-clearance from the Company before trading in Pfizer securities. These requirements are further discussed below.
Regular Quarterly Trading Window Periods
In addition to any restrictions imposed by special trading blackouts, Covered Persons must confine their trading in Pfizer securities to a period in which there is no regular quarterly trading blackout imposed (an “Open Window Period”). A regular quarterly trading blackout with respect to trading in Pfizer securities by Covered Persons is imposed beginning two weeks prior to the end of each fiscal quarter and ending after a full trading day following Pfizer’s public disclosure of its financial results for that fiscal quarter (or, in the case of the fourth fiscal quarter, the full fiscal year). Pfizer’s practice is to notify Covered Persons when the blackout period begins and ends, but absence of such notice does not alter these restrictions.
For the avoidance of doubt, even during an Open Window Period, Covered Persons cannot transact in Pfizer securities if they possess MNPI or are subject to a special blackout, unless such transactions are made pursuant to a pre-arranged, “automatic-pilot” basis pursuant to a plan, contract or instruction that meets the requirements of SEC Rule 10b5-1 in accordance with Pfizer’s Policy Relating to Rule 10b5-1 Trading Plans.
Pre-Clearance of Transactions
Covered Persons may not trade in Pfizer securities unless the transaction is cleared in advance by the Corporate Secretary or his or her designee in the Corporate Governance Department.
This pre-clearance requirement applies regardless of whether (i) a Covered Person possesses MNPI relating to Pfizer or (ii) the Covered Person’s trade occurs during an Open Window Period.

References

Reference	Name/Location
Corporate Policy #108 U.S. (including Puerto Rico) Staff Augmentation Contingent Worker Engagement	Policy Point
Corporate Policy #401 Global Safeguarding Sensitive Information	Policy Point
Corporate Policy #604B Treatment and Disclosure of Material Nonpublic Information - Regulation Fair Disclosure	Policy Point
Corporate Policy #605 Trading in Pfizer Stock Derivatives	Policy Point
Blue Book: Pfizer’s Code of Conduct	Blue Book
Pfizer Policy Relating to Rule 10b5-1 Trading Plans	Rule 10b5-1 Policy
Glossary

Term	Definition
Contracted Resource
Any non-employee (also referred to as a Contingent Worker, Staff Augmentation Worker or Supplier Worker ) engaged to provide services for or on behalf of Pfizer, including, without limitation:
•Agency temporaries – hourly workers engaged through temporary staffing agencies;
•Professional service consultants – individuals provided through external consulting firms who provide professional expert advice;
•Outsourced service providers/Vendor (e.g., catering, building maintenance);
•Independent Contractors;
•Leased personnel – former Pfizer employees who have been transferred as part of a divestiture and who are helping transition operations to the new organization;
•Secondees – law firm or other professional service employees who are on temporary engagement at Pfizer under a short-term contract; and
•Certain interns based in student worker programs; consult with your PX representative for the correct classification.
For further information, refer to CP 108 and CP 401.

Term	Definition
Covered Person
Any Insider in the following roles:
•any Directors or officers of the Company who are subject to Section 16 of the Securities Exchange Act of 1934;
•such other colleagues who the Company’s General Counsel or Corporate Secretary may designate from time to time as a “Covered Person”; and
•Affiliated Persons of the individuals listed above.

Material Information
Material information is information for which there is a substantial likelihood that a reasonable investor would consider the information important in determining whether or not to buy, sell or hold a company’s stock. Any information, whether positive or negative, for which there exists a substantial likelihood that a reasonable investor would view the information as significantly altering the total mix of disclosed information is typically considered material. With respect to contingent or speculative events, a materiality assessment requires balancing the probability that the event will occur and the anticipated magnitude of the event.
Examples of information that may be considered to be material include, among others: financial results; financial forecasts; changes in dividend policy; stock splits; stock repurchases; mergers, acquisitions and tender offers; acquisitions or dispositions of significant assets; major changes in business strategy; changes in senior management; important product developments; significant clinical trial results, regulatory filings and regulatory decisions relating to important in-line drugs or drug candidates; major cybersecurity or data breach incidents; major litigation developments and information that would be properly classified as “Highly Confidential / Restricted Distribution” under CP401.

Nonpublic Information
Information is considered nonpublic until it has been adequately disseminated to the public and the public has had time to absorb the information. Adequate public dissemination includes Company press releases, filings with the SEC and webcast meetings or conference calls if the public is allowed to listen and is given adequate advance notice. Generally, information should not be considered public until one full trading day has elapsed after it is disseminated.
For example, if the Company issues a press release before the market opens on a Tuesday, the information would be considered public when the market opens on Wednesday. If, however, the Company issues a press release after trading begins Tuesday, the information would not be considered public until the market opens on Thursday.

Trading Day	A day on which the New York Stock Exchange is open for trading and during which trading of the applicable Pfizer securities has not been halted.
12/2024

PFIZER POLICY RELATING TO RULE 10b5-1 TRADING PLANS
This Pfizer Policy Relating to Rule 10b5-1 Trading Plans (the “Policy”) shall be attached to each Rule
10b5-1 trading plan (each a “Plan”) between an employee or a member of the Board of Directors (each a “Plan Participant”) of Pfizer Inc. (“Pfizer”) and XXXXXXXXXXXXXXXXXX (“Service Provider”).
This Policy sets forth certain restrictions applicable to each Plan, some of which are included in the Plan and some of which are in addition to the provisions of the Plan.
By entering into a Plan with Service Provider, a Plan Participant will be deemed to have agreed to the provisions of this Policy.
Restrictions Related to Each Plan
(a) Establishment of a Plan
•The Plan Participant may provide notice to Service Provider (the “Establishment Notice”) of an intention to establish a Plan only at a time (i) when there is no Pfizer stock-trading blackout applicable to the Plan Participant in effect, (ii) when the Plan Participant is not aware of any material nonpublic information concerning Pfizer, and (iii) following approval from Pfizer’s Corporate Secretary or his or her delegate in accordance with Pfizer’s pre-clearance review process.
•The first transaction under the Plan shall not occur until after:
ofor a director or Section 16 officer, the later of (a) 90 days after the adoption, amendment or modification of the plan or (b) two business days following Pfizer’s filing of the Form 10-Q or 10-K for the quarter in which the plan was adopted or amended, for a maximum of 120 days after receipt of the Establishment Notice by Service Provider; or
ofor all other individuals, 60 calendar days after receipt of the Establishment Notice by Service Provider.
(b)Modification of a Plan
•The Plan Participant may provide notice to Service Provider (the “Modification Notice”) of an intention to modify a Plan only at a time (i) when there is no Pfizer stock-trading blackout applicable to the Plan Participant in effect and (ii) when the Plan Participant is not aware of any material nonpublic information concerning Pfizer.
•A modified Plan will be treated as a new Plan subject to the same waiting period after receipt of the Modification Notice by Service Provider , as described in section (a) above.
(c)Termination of a Plan
•The Plan Participant may provide notice to Service Provider (the “Termination Notice”) of an intention to terminate a Plan following review of such proposed Plan termination by Pfizer’s Corporate Secretary or his or her delegate in accordance with Pfizer’s pre-clearance review process.
(d)One Rule 10b5-1 Trading Plan at a Time
•The Plan Participant shall not establish a Plan if any other Rule 10b5-1 trading plan or plans with respect to Pfizer stock are in effect between the Plan Participant and Service Provider or anyone else.
•While a Plan is in effect, the Plan Participant shall not enter into any other Rule 10b5-1 trading plan with respect to Pfizer stock with Service Provider or anyone else.
•The Plan Participant may:
oHave an additional plan providing only for eligible sell-to-cover transactions, where the plan provides for sales of securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory stock award (“Sell-to-Cover Transactions”); and
oEnter into one later-commencing plan so that the waiting period of the later plan can begin to run while an existing plan is in place, provided that the Plan Participant does not early terminate the first plan, in which case a full waiting period from the time of such termination must occur.

(e)Single Transaction Plans Restricted
•In any 12-month period, the Plan Participant shall not establish more than one Plan designed to sell or purchase all of the securities subject to the Plan in a single transaction (a “single transaction plan”), unless the Plan is for a Sell-to-Cover Transaction. Single transaction plans are generally discouraged.
(f)No Same-Way Transactions Outside a Plan
•While a Plan is in effect, the Plan Participant shall not engage in any transaction (e.g., a sale or a purchase) in Pfizer stock outside the Plan that is the same type of transaction in Pfizer stock that is covered by the Plan, except, as applicable, for transactions under the Pfizer Qualified Savings Plan or the Pfizer Nonfunded Deferred Compensation and Supplemental Savings Plan.
(g)Directors and Section 16 Officers
•Directors and Section 16 officers should be aware that approval or adoption of a Plan in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Plan. In addition, a Plan Participant who is a director or Section 16 officer must agree to cooperate with Pfizer in any reporting of the Rule 10b5-1 Plan in Pfizer’s filings with the U.S. Securities and Exchange Commission.